December 29, 1997

  Chief Accountant
 SECPS Letter File, Mail Stop 9-5
 Securities and Exchange Commission
 450 5th Street, N.W.
 Washington, D.C. 20549

 Gentlemen:

 We have read the statements made by The Jefferson Fund Group Trust-Jefferson Growth & Income Fund (Commission File Number 811-08958) (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Fund's Form N-SAR report as of the end of the fiscal year October 31, 1997. We agree with the statements concerning our Firm in such Form N-SAR.

 Very truly yours,

 COOPERS & LYBRAND L.L.P.




 cc: Lawrence J. Kujawski, President - Jefferson Growth & Income Fund Eric Falkeis, Firstar Trust Company